                                                                    EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
North Fork Bancorporation, Inc.:



We consent to incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-113407) on Form S-4 of North Fork Bancorporation, Inc., of our report dated February 25, 2004, relating to the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of North Fork Bancorporation, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement.




                                            KPMG LLP




New York, New York
March 31, 2004